Exhibit 99.1

News Release	Zep Inc. 1310 Seaboard Industrial Blvd., NW Atlanta, GA 30318 www.zepinc.com

Zep Inc. Announces Completion of Acquisition by New Mountain Capital

(ATLANTA — June 26, 2015) — Zep Inc. (NYSE: ZEP) (“Zep” or the “Company”) and an affiliate of New Mountain Capital, L.L.C. (“New Mountain”) announced today that they have closed their previously announced acquisition of Zep in a transaction valued at approximately $692 million.  The execution of a definitive merger agreement outlining the terms of the transaction was initially announced on April 8, 2015.

Zep’s stockholders approved the acquisition on Thursday, June 25, 2015.  As a result of the merger, each outstanding share of Zep common stock was converted into the right to receive $20.05 per share in cash.  Zep common stock (NYSE: ZEP) ceased trading on the New York Stock Exchange at the opening of market today.

Headquartered in Atlanta, Zep is a leading manufacturer and marketer of a wide range of high-efficacy maintenance and cleaning solutions for commercial, industrial, institutional, and consumer end-markets under well-known and respected brand names. The breadth of the Zep product portfolio provides customized, superior cleaning and maintenance solutions to a broad customer base including manufacturers, food processors and preparers, restaurants, hospitals, schools, municipalities, government organizations, hotels and car washes.

New Mountain, a New York-based private equity firm, identified Zep through a proactive focus on the specialty chemicals and materials industries.  New Mountain is providing Zep with significant financial and strategic resources to support future growth initiatives which include expansion in current markets and acquisitions.

“Zep Inc. is an industry leader with significant growth potential and fits perfectly with New Mountain Capital’s investment philosophy of investing in market leaders in sustainable growth industries,” said Matt Holt, Managing Director of New Mountain Capital.  “We look forward to working with the Zep management team and all of the Company’s talented associates as we continue to serve Zep’s global customer base. We plan to set the Company on a strategic growth path including investments in new products, channel strategies, new market opportunities and acquisitions.”

“It’s a new day for Zep and our customers,” said John Morgan, Chairman, President and CEO of Zep.  “I am very excited about this next phase for the company and believe New Mountain Capital is the ideal partner to help Zep continue to deliver the high quality products and services our customers have come to expect from us as well as provide additional opportunities for our associates from future growth and business building. New Mountain will be a valued partner in continuing the growth and enhancing the service and value Zep provides to its customers.”

About Zep Inc.

Zep Inc., with fiscal year 2014 net sales of approximately $700 million, is a leading consumable chemical packaged goods company selling a wide variety of high-performance chemicals that help professionals and prosumers clean, maintain and protect their assets.  We are focused on the attractive industry dynamics of the transportation market and the industrial maintenance and repair operation (“MRO”) market, which together now comprise approximately 63% of our revenue with the balance derived from sales into the facilities maintenance vertical.  We market these products and services under well recognized and established brand names, such as Zep®, Zep Commercial®, Zep Professional®, Zep Automotive®, Enforcer®, Misty®, TimeMist®, TimeWick™, Country Vet®, Original Bike Spirits®, Blue Coral®, Black Magic®, Rain-X®, Niagara National™, FC Forward Chemicals®, Rexodan®, Mykal™, and a number of private label brands. Founded in 1937, some of Zep Inc.’s brands have been in existence since 1896.  Zep Inc. is headquartered in Atlanta, Georgia.  Visit our website at www.zepinc.com.

About New Mountain Capital

New Mountain Capital is a New York-based private equity firm that emphasizes business building and growth, rather than debt, as it pursues long-term capital appreciation. The firm currently manages private equity, public equity, and credit funds with over $15 billion in aggregate capital commitments. New Mountain seeks out what it believes to be the highest quality growth leaders in carefully selected industry sectors and then works intensively with management to build the value of these companies. For more information on New Mountain Capital, please visit www.newmountaincapital.com.

Investor Contact:

Don De Laria

VP, Investor Relations & Communications

404-350-6266

don.delaria@zep.com